Exhibit 99.2

Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS ANNOUNCES $10 Million

Underwritten Offering

Berkeley Heights, NJ, April 4, 2014 – Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; Cyclacel or the Company) today announced the pricing of an underwritten public offering of 2,857,143 shares of its common stock to institutional and other investors at a price to the public of $3.50 per share. In connection with the offering, Cyclacel has granted the underwriters a 30-day option to purchase up to an additional 428,571 shares of common stock to cover over-allotments, if any. All of the shares of common stock in this offering are to be sold by Cyclacel.

Cyclacel expects to receive gross proceeds of approximately $10 million from this offering, excluding the underwriters' over-allotment option and before deducting underwriting discounts and commissions and other estimated offering expenses. The Company intends to use the proceeds from this offering for the continued development of its most advanced product candidate, sapacitabine, in a randomized study of patients with myelodysplastic syndromes (MDS) and general corporate purposes. This offering is expected to close on April 9, 2014, subject to customary closing conditions.

Laidlaw & Company (UK) Ltd. is the sole book-running manager for the offering.

This offering is being made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.  The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which , may be obtained from the offices of Laidlaw & Company (UK) Ltd., 546 Fifth Avenue, 5th Floor, New York, NY, 10036, telephone: 212-953-4900. Cyclacel intends to file a final prospectus supplement relating to this offering with the SEC, which will be available along with the prospectus filed with the SEC in connection with the shelf registration on the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious diseases. Sapacitabine, Cyclacel's most advanced product candidate, is the subject of SEAMLESS, a Phase 3 trial being conducted under an SPA with the FDA as front-line treatment for acute myeloid leukemia (AML) in the elderly, and other studies for myelodysplastic syndromes (MDS), chronic lymphocytic leukemia (CLL) and solid tumors including breast, lung, ovarian and pancreatic cancer and in particular those carrying gBRCA mutations. Cyclacel's strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.

☑ 200 Connell Drive, Suite 1500, Berkeley Heights, New Jersey 07922, USA Tel +1 (908) 517 7330 Fax +1 866 271 3466

☐ Dundee Technopole, James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067

www.cyclacel.com – info@cyclacel.com

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel's product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts for Cyclacel Pharmaceuticals, Inc.

Company: Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com

Investor Relations: Russo Partners LLC, Robert Flamm, (212) 845-4226, robert.flamm@russopartnersllc.com

© Copyright 2014 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.